UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2014

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 28, 2009, SunPower Corporation (“SunPower”) commenced a public offering in which it issued $230 million aggregate principal amount of its 4.75% senior convertible debentures due 2014 (the “Debentures”).  Under the base indenture and the third supplemental indenture governing the Debentures, the Debentures matured on April 15, 2014, and holders had the right to convert the Debentures into shares of SunPower’s common stock before the conversion deadline (5:00 p.m. EDT on April 14, 2014).  Holders who did not exercise their right to convert the Debentures were entitled to redeem the Debentures for cash at maturity.  These and other terms of the Debentures are described in detail in the prospectus supplement SunPower publicly filed with the Securities and Exchange Commission on April 28, 2009.

On or before April 14, 2014, certain holders of the Debentures exercised their rights to convert their Debentures into shares of SunPower’s common stock. On April 15, 2014, the remaining Debentures matured in accordance with their terms, and no Debentures remain outstanding.  SunPower issued a total of approximately 7.1 million shares of its common stock in connection with those Debentures in respect of which holders exercised conversion rights. Upon the maturity of the Debentures that had not been converted, SunPower paid holders of such remaining Debentures a total of approximately $41.7 million in cash.

The information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: April 16, 2014	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer